UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2008

METROCORP BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	000-25141	76-0579161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Bellaire Boulevard Suite 252 Houston, Texas 77036 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (713) 776-3876

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2008, MetroCorp Bancshares, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board of Directors, entered into a First Amendment to Employment Agreement with George M. Lee, the Executive Vice Chairman, President and Chief Executive Officer of the Company (the “Amendment”). The Amendment amends the Employment Agreement dated January 26, 2007 between the Company and Mr. Lee (the “Agreement”).

The Amendment implements certain changes to the Agreement that are required to be made by year end 2008 to ensure continuing compliance with the executive deferred compensation rules of the Internal Revenue Service under Section 409A of the Internal Revenue Code and the final regulations thereunder. The Amendment primarily provides for changes related to timing of payments upon termination of employment. Additionally, in accordance with the requirements related to the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (the “CPP”), the Amendment provides that any payments to Mr. Lee shall be limited to the extent required under Section 111(b) of the Emergency Economic Stabilization Act of 2008, as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the Company’s participation in the CPP.

The Amendment does not increase or otherwise change the amount of payments or other benefits that Mr. Lee may be entitled to receive under the Agreement. This summary of the material terms of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information concerning executive compensation set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	First Amendment to Employment Agreement dated December 31, 2008 by and between MetroCorp Bancshares, Inc. and George M. Lee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCORP BANCSHARES, INC. (Registrant)

Dated: January 6, 2009	By:	/s/ George M. Lee
George M. Lee
Executive Vice Chairman, Chief Executive Officer and President